Exhibit 23.1

CONSENT OF INDPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB of ExXnet, Inc. for the year ended March 31, 2008, of our report dated June 24, 2008, relating to the financial statements and financial statement schedules for the two years ended March 31, 2008, listed in the accompanying index.

/s/ Pattillo, Brown and Hill, L.L.P.
Waco, Texas June 24, 2008